Exhibit 99.1

MEDTOX® Scientific, Inc.

First Quarter Conference Call

April 17, 2007

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our first quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX. - Chairman, President & CEO

Thank you, Kevin. We are pleased with the results for the first quarter of 2007. Revenue, gross profit, gross margin, operating income and net income were at record levels for the quarter.

While driving increases in both the top and bottom lines, we improved our efficiency and productivity, reducing operating expenses as a percentage of sales and strengthening our balance sheet.

In our Laboratory Segment, sample volume overall increased in the first quarter, and our pricing structure remained stable. Our lab-based drugs-of-abuse business showed solid growth in Q1. Our clinical laboratory showed strong revenue growth with Clinical Trial Services performing very well. We have entered into a strategic relationship with a European laboratory which gives us access to strategically located laboratories throughout Europe, Asia, India, South America, South Africa and Australia, thus enabling us to provide laboratory Clinical Trial Services for international trials. We continue to be excited about Clinical Trial Services while keeping in mind that it is project oriented and may not be predictable on a quarter to quarter basis.

We reported to you at year end that we had met the goal of deploying eChain®, our web-based, paperless drug-testing management system in 1,000 strategic locations. Since then, we have added approximately 40 additional locations. Now that the nucleus of our network is built, we will focus on adding additional sites in strategic locations throughout 2007.

Our Diagnostic Segment showed improved margins and a solid increase in operating income. These increases were driven by newly-introduced higher margin products which have begun to contribute to increased sales. SURE-SCREEN®, our lower detection level device targeted for the government market, and our new PROFILE®-III cup are gaining acceptance and have been increasing in sales month over month. Our PROFILE-II ER® device sold to hospitals continues to grow in sales. We hope to further enhance this growth with the continued introduction of the MEDTOXScan® reader for use with the PROFILE-II ER® device in the hospital market. At the end of February, when we reported year end numbers, we had 100 readers deployed. We currently have approximately 200 readers shipped or committed to be shipped. While revenue from our POCT devices was strong, overall revenue in the Diagnostic Segment was relatively flat as a result of decreased revenue year over year from lower margin contract manufacturing. Our largest client experienced a product recall, unrelated to the component that we provide them. The recall has caused them to experience a loss of market share. After an analysis of this product category, we have concluded that it has diminishing opportunities for us, and we will exit the contract manufacturing business over the next 18 to 24 months. Based on expected increased sales of higher margin POCT devices, we do not anticipate an appreciable impact on the growth of our bottom line.

Overall, we are continuing to make the most of our current momentum. We have invested resources back into sales and marketing and information technology. As we said at year end, we will continue to scale our organization to meet new opportunities, but remain committed to a performance-based environment, controlling costs with an efficient low risk high-reward approach.

Kevin ...

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter.

We experienced top line growth of 16% for the quarter.

In our lab business, first quarter revenues were $15.0 million, up 21% from the first quarter of last year. Revenues from workplace drugs-of-abuse testing increased a solid 18% with growth from both new and existing clients. Revenues from our Specialty Clinical Laboratory Services were up 26% due to continued strong growth in testing for Clinical Trial Services. Specialty Clinical Laboratory Services represented 37% of our lab revenue in the quarter.

In our POCT diagnostic business, first quarter revenues were $4.1 million, up 3% from last year. This growth was driven primarily by strong sales of our PROFILE®-III, PROFILE-II ER®, and SURE-SCREEN® devices, partially offset by the decline in our contract manufacturing revenue.

Our overall gross margin was 46.0% in the first quarter, compared to 43.7% last year.

Our lab business operated at a 41.2% margin in the first quarter, up significantly from 38.4% in the first quarter of last year. The improvement in gross margin resulted from additional volume through our current infrastructure and an increase in higher margin clinical trial testing.

Margins in our POCT diagnostic division were 63.3% in the quarter, up from 60.2% last year. POCT diagnostic margins in the first quarter were positively impacted by the change in the sales mix away from contract manufacturing, as previously noted.

Our selling, general and administrative expenses were $5.7 million in the quarter, up from $5.1 million in the first quarter last year, but decreased to 30.1% of revenues from 31.4% of revenues last year. SG&A expenses were in line with our expectations, and reflect a continued increased investment in sales and marketing and information technology.

Research and development expenses were $597,000 in the quarter, about even with the 4th quarter, but an increase of $137,000 from the first quarter last year. R&D expenses were in line with our expectations for 2007.

Operating income for the quarter increased 56% to $2.4 million.

Other expenses decreased to $194,000 in the quarter compared to $322,000 in the prior year and consist primarily of interest expense and the net operating results of the New Brighton Business

Center. The improvement is primarily due to lower interest expense related to reductions in our average debt levels.

The effective income tax rate for the quarter was 30.1% compared to our expected rate of 36.5% due to a one time net operating loss carryforward adjustment of $141,000. We expect our effective rate to be 36.5% for the remainder of the year.

Net income for the quarter increased 106% to $1.6 million.

In terms of the balance sheet, our trade receivables are up from their year-end level due to strong February and March sales and the timing of cash receipts. Our days sales outstanding are consistent with last year at 56 days. Accounts payable is up due to the timing of purchases.

For the first three months of the year, capital expenditures were $800,000 and depreciation and amortization was $940,000.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO

We would be glad to take any questions that you may have.

QUESTION AND ANSWER

Steve Crowley - Craig-Hallum Capital - Analyst

Obviously, nice performance. A couple questions for you, and then I will get back in queue with a few more. In terms of talking about the segment breakdown, Kevin, could you give us the traditional breakdown in the four buckets of revenue for the quarter?

Kevin Wiersma, MEDTOX. - CFO & COO, MEDTOX Laboratory Services

In the four buckets? I'm not quite following you.

Steve Crowley - Craig-Hallum Capital - Analyst

You guys typically break it down into Workplace DOA, Specialty Lab, Point-of-Collection Devices and Contract Manufacturing and Other.

Kevin Wiersma, MEDTOX. - CFO & COO, MEDTOX Laboratory Services

I don't have all those numbers in front of me. Of the Laboratory Services revenue, Specialty Lab was 37% of that revenue. Workplace Drugs-of-Abuse was 63%. Contract Manufacturing was $215,000 in the quarter. I apologize; the other numbers I don't have in front of me here.

Steve Crowley - Craig-Hallum Capital - Analyst

Well, I can follow up after the call. Now, in terms of the Workplace Drugs-of-Abuse business, you mentioned that you experienced good growth -- I think that was how you qualified it -- from both existing accounts and new accounts. Could you give us some flavor for whether or not the contribution was stronger from one segment or the other? Or just some feel for how that came together?

Kevin Wiersma, MEDTOX. - CFO & COO, MEDTOX Laboratory Services

Yes. The growth from existing business was about 5%, so the predominance of the growth was new business.

Steve Crowley - Craig-Hallum Capital - Analyst

In terms of the flavor of new business in new accounts that you are garnering, is it the same as it has been pretty much for the last several quarters, or is there any new dimension or dynamic there?

Jim Schoonover, MEDTOX - Chief Marketing Officer

It's very similar to the pattern that we have seen in the past, just ability to acquire additional business.

Steve Crowley - Craig-Hallum Capital - Analyst

Do you feel like the initiative on eChain® that has given you and your partner clinics a little more capability, is that opening the doors to some different types of business, or just more progress along the lines of what you made?

Dick Braun, MEDTOX. - Chairman, President & CEO

I think it's opening the door to multi-site corporate accounts, maybe more so than in the past. We really haven't seen the impact of that yet on a broad scale.

Steve Crowley - Craig-Hallum Capital - Analyst

Is that a likely 2007 area for us to see some progress as we get deeper in the year, or what is your best guess on when you will start to harvest some of the investment you've made in the eChain® capability?

Dick Braun, MEDTOX. - Chairman, President & CEO

I think you'll see it probably more in the second half of the year. Corporate accounts tend to take a little bit longer to transition, so there is a little bit longer window there of opportunity in terms of timing. But you should see that more in the second half and then certainly into 2008.

Steve Crowley - Craig-Hallum Capital - Analyst

One additional area of questions, and then I'll jump back in line. On the Clinical Trials business, Dick, you had some nice things to say about the performance of the business in the quarter. That's had a pretty good head of steam, finished up last year strong. Has its pace of growth continued to be similarly robust?

An additional layer of questions would be around your strategic alliance and partnership internationally. What can you tell us about your partner there and just how well that situates you, relative to some of your competition?

Dick Braun, MEDTOX. - Chairman, President & CEO

I think the momentum continues at a comparable pace. We tend to not want to get into too much detail on the numbers on a quarter-to-quarter basis, since it can be lumpy. We have attempted to give those numbers more specifically at year end.

With regards to the laboratory that we have entered into a relationship with, they are in Europe and they have developed, over a period of years, relationships where they have done quality control and so forth in other areas of the world, so it's sort of a two-way street. We will be their primary lab in the US for trials that they may initiate through clients, probably mostly in Europe, where they want some US component. Then, where there are potential trials that we source here that want some international component, then we can utilize their lab or their systems of labs for that. So it just opens up a new dimension for us to gain some business.

Steve Crowley - Craig-Hallum Capital - Analyst

In terms of some of the assay development work that you have distinguished yourself with in this arena, will you do that as a development work for European trials, and they will just run it at their laboratory? Or will they really take the baton and even do the assay development work?

Dick Braun, MEDTOX. - Chairman, President & CEO

That remains to be seen. I think, in that arena, our skill level and resources with regards to assay development may be better than theirs. So it's probably a plus for them to work with us on this.

Steve Crowley - Craig-Hallum Capital - Analyst

Great. Congratulations again. I'll jump back in line.

Michael Bird - Feltl - Analyst

Kevin or Dick, I was just wondering, who are your main competitors in the space you're in?

Dick Braun, MEDTOX. - Chairman, President & CEO

Well, we are in a number of spaces. In the clinical trials area there are three or four very large CROs that we compete against, and then it's fairly diffuse after that. In the drugs-of-abuse and the laboratory, the principal competitors are both large public companies, Quest and LabCorp. In the device business, as we've stated before, there are a fair number of small private companies and one or two larger public companies that we compete against.

Brent Miley - Rutabaga - Analyst

You guys obviously are continuing to do a nice job. Would you say that generally speaking, you guys are still sort of gaining share essentially as a result of your focus on the DOA space, or is it more related to large contracts or relationships? You guys started some last year and some, obviously, ongoing. I'm just trying to understand how you have maintained such a nice growth pace, when I know the industry isn't growing as fast. You guys have done a real nice job of continuing to take market share.

Jim Schoonover, MEDTOX - Chief Marketing Officer

I would say, on the drugs-of-abuse side, I think we offer a very clear differentiation to our competitors. We tend to be high-service. We tend to be able to help customers in multiple value-added areas. Things like eChain® and some of the other initiatives that we have brought to market, have continued to help us differentiate ourselves. So, though the market is not growing, we continue to take market share, and there is still a lot of market share out there for us to continue to grow through acquiring that internally.

In some of the other areas, clinical trials is a huge market; we have a very small piece of that. That market is growing, so it's a combination of taking some business but also benefiting from the growth of the market. On the POC Diagnostics business, again, we try to be a value-added supplier. We tend to not sell devices alone, but we try to wrap our laboratory and information technology services around that. That's appealing to a good portion of the market. So it's a combination of some market-share growth, but also good execution on the part of the sales team and the service team and just execution.

Brent Miley - Rutabaga - Analyst

Your focus seems like it has really paid off. Have you seen much of reaction among the big guys? I know for a while there, a while back, they were sort of, I think, giving away the phlebotomy services, the taking of blood and so forth. I think that had changed with at least one of your big competitors. Are you seeing kind of a reasonably rational marketplace out there? Again, I think you guys have both a competitive, probably, cost advantage but also you have a comparative advantage, in the sense that they are probably hunting for bigger markets and different types of tests. I'm just trying to get a sense of what the big guys are doing, if anything.

Dick Braun, MEDTOX. - Chairman, President & CEO

Pricing is stable. They tend to deal in large volumes and without necessarily a high level of attention and service, and I think that's the big differentiator.

Steve Crowley - Craig-Hallum Capital - Analyst

A couple more questions here. Dick and Jim, you gave us a little bit of a feel for your continuing progress and momentum with getting the electronic reader in hospitals and emergency rooms. But my sense is that we are very much on the front end of when we might begin to see contributions from the higher-margin razor blades that go with the razors. Have we seen any material revenue component come into play yet, and are we likely to notice that in a more pronounced fashion going forward?

Dick Braun, MEDTOX. - Chairman, President & CEO

We have begun to see contribution from it. But as we stated, we have approaching 200 readers. In some cases, those readers have recently been installed, and so really haven't hit their level. There's a fair amount of leverage with regards to the POCT business on that particular product line, since it's the highest margin. So I think, as it kicks in, it will become apparent through the metrics of both improved margin and improved operating income.

Steve Crowley - Craig-Hallum Capital - Analyst

In terms of utilization, I'm sure it's a bit early to be commenting specifically about what you are experiencing quantitatively in terms of utilization. But do you have some thoughts for us as to how happy or unhappy you are with the customers' embrace of the product early on here?

Jim Schoonover, MEDTOX - Chief Marketing Officer

It has been very well-received. The customers that have installed the readers and have started to use them are very positive about that experience, and so I would say it at least has met our expectations, if not slightly exceeded them.

Steve Crowley - Craig-Hallum Capital - Analyst

Has the developing soap opera around Biosite, your competitor in that space, had any obvious ramifications out there in the market as of yet?

Dick Braun, MEDTOX. - Chairman, President & CEO

We have not seen any, and all we know is what we read in the papers.

Steve Crowley - Craig-Hallum Capital - Analyst

Now, in terms of your government criminal justice business that you had a big success with Los Angeles County last year. I'm wondering how that effort is going in a big-picture sense, whether or not you're seeing things happen in L.A. County consistent with your expectations and whether or not you have a happy customer there. But in a bigger-picture sense, is this opening the door to other large municipality or county or state business? When might we see some progress on that front?

Jim Schoonover, MEDTOX - Chief Marketing Officer

L.A. County is very happy with the way things are going. They have had the vast majority of their officers trained now in the drugs-of-abuse recognition system. So they have been a good startup for us, and they have served as a reference for us with other governmental agencies.

We have many initiatives that are in the works, in the pipeline, and I think when appropriate, we can comment on some of those specifically. But I would say that part of our business is growing very nicely for us.

Steve Crowley - Craig-Hallum Capital - Analyst

Jim, do you still see a scenario there where good experience with a predominantly service-based offering by L.A. might lead to a more dramatic embrace of the point-of-collection devices, or are you doing such a good job on the services side that they are going to stay there?

Jim Schoonover, MEDTOX - Chief Marketing Officer

Well, I think the issue there simply becomes what are they most comfortable with, in terms of a model. The service is multi-faceted; it's training, it's quick turnaround time on drug test results, it's having a device like SURE-SCREEN® available. So all of those things have added up to them being very happy. I think that's the model that we have approached other prospects with, and I think L.A. County corroborates our success, and that makes for a good initiative on our part.

Steve Crowley - Craig-Hallum Capital - Analyst

One final question for me. This probably starts out being more geared to Kevin or Dick. You guys talked about gradually stepping away from the Contract Manufacturing business. I think, Kevin, you mentioned it was about $215,000 in the quarter. Last year, for the full year, it was about $2.5 million, but that included some other things also. I guess I'm wondering, in 2006, how big just the Contract Manufacturing business was that you're going to be gradually stepping away from? Do I have it correct that it was only about $200,000 in the most recent quarter?

Kevin Wiersma, MEDTOX. - CFO & COO, MEDTOX Laboratory Services

Yes, you're correct. In the most recent quarter, it was $215,000. Last year, it was $1,962,000. Typically, it has been running right around $2 million per year, the Contract Manufacturing -- $1.8 million, $1.9 million, right around there.

Steve Crowley - Craig-Hallum Capital - Analyst

Do you think it will tail off from the $200,000 that it is now, since you've experienced a big part of the downtick? Or is it going to bounce up and then tail off?

Dick Braun, MEDTOX. - Chairman, President & CEO

We can't predict that. It will probably move around from quarter to quarter, based upon the clients' requirements. Because the clients that we do this for, and they are only a small number, they need this as a component in their product. They sort of have a lifecycle to these products, so we have to work with them to ensure that they are provided with the component they need. It gets quite complex, in terms of the agreements and lifetime buys and so forth. So I guess the only somewhat predictable thing is that, and I can say it with some degree of certainty, that over that time frame, we won't be doing it anymore. But in the meantime, it will move around from quarter to quarter.

Steve Crowley - Craig-Hallum Capital - Analyst

I apologize to have to ask this, but the timeframe you said you were going to wind it down -- was it in fact 18 months?

Dick Braun, MEDTOX. - Chairman, President & CEO

18 to 24 months.

Steve Crowley - Craig-Hallum Capital - Analyst

So it looks like you had a pretty sizable challenge in this most recent quarter, but kind of walked through it just fine.

Dick Braun, MEDTOX. - Chairman, President & CEO

Correct.

Operator

And with that, there are no further questions in the queue. I would like to turn the call to Dick Braun for additional or closing comments.

Dick Braun, MEDTOX. - Chairman, President & CEO

We would like to thank you for your participation and for joining us, and we look forward to talking with you again at the end of the second quarter. Thank you.